Exhibit 99.2

QUIDEL

Moderator: Ina McGinnis

April 28, 2004

4:00 pm CT

Operator:

Welcome to the Quidel 2004 First Quarter Financial Results conference call.  At this time all participants are in a listen only mode.  Following management’s prepared remarks we’ll hold a Q&A session.  To ask a question please press Star followed by 1 on your touchtone phone.  If anyone has difficulty hearing the conference, please press Star 0 for operator assistance.

As a reminder, this conference is being recorded Wednesday, April 28, 2004. I would now like to turn the conference over to Ms. Ina McGinnis. Please go ahead ma’am.

Ina McGinnis:	Thank you. This is Ina McGinnis with Lippert Heilshorn & Associates. Thank you all for participating in today’s call.

Earlier today Quidel released financial results for the first quarter ended March 31, 2004.  If you have not received this news release or if you’d like to be added to the company’s distribution list, please call Lippert Heilshorn in Los Angeles at (310) 691-7100 and speak with Eleanor Tang.

Today’s conference call will be hosted by Wayne Kay, President and Chief Executive Officer, and by Paul Landers, Senior Vice President and Chief Financial Officer.

Today’s call will begin with prepared remarks by management followed by a question and answer session.  I caution that this call will include forward-looking statements within the meaning of federal securities laws.

It is possible that actual results could differ from these stated expectations.  For a discussion of these and other factors, please review Quidel’s annual report on Form 10-K and subsequent quarterly reports on Form 10-Q as filed with the SEC.

This conference call contains time sensitive information that is accurate only as of the date of the live broadcast, April 28, 2004.  Quidel undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

I will now turn the call over to Wayne Kay. Wayne?

Wayne Kay:	Thank you Ina. And my thanks to everyone joining us today for our update of the first quarter financial results and accomplishments.

In terms of the structure of today’s call, I’ll begin by providing an overview of the first quarter market dynamics for our point-of-care rapid test including a focus on our three key product categories — influenza, Strep A, and HCG.  I’ll then provide an update on our patent infringement litigation with Inverness and its affiliates.

Lastly I’ll address an update of our ongoing R&D work utilizing our proprietary LTF technology platforms and speak in general terms about a very promising strategic collaboration we have underway.  Paul will provide details on the quarter’s numbers and then we’ll take your questions.

Let’s start with a review of Q1 market dynamics.  When we pre-announced the quarter on April 7, we noted that our financial results reflected an unexpected decline in sales of upper respiratory products beginning mid-quarter with lighter than expected domestic sales of influenza and Strep A tests in the last month of the quarter.

This decrease was largely driven by a sharp fall-off of influenza outbreak in the U.S. and an atypical Strep A seasonal demand which, based on the market share data available to us, affected other manufacturers of similar point-of-care upper respiratory tests in the U.S.

This overall decrease in disease incidents is supported by data from the U.S. Centers for Disease Control and Prevention on influenza outbreak in the U.S. for the months of January through March.  Compounding the situation in this country, Japan experienced a very mild flu season — I note the lightest flu season since we launched our flu product in Japan three years ago.

Paul will be providing a report on certain product revenues but let me give you some of the important data that reflects favorably on Quidel’s leading market position for each of our three key product categories.

Looking at our influenza test product, here are the relevant facts.  The sales of our QuickVue influenza test in the U.S. during the first quarter of 2004 were up 37% compared with the first quarter of 2003 notwithstanding the sharp fall-off of influenza experienced in the quarter.

According to our post market - our post season market surveys, two to three times the number of physicians are using rapid influenza tests in their offices compared with the prior influenza season.  Importantly, among physician offices utilizing in-office rapid flu tests, 83% are using the QuickVue brand.

Looking at the most recent market share data available for the past season, our flu market share now stands at 49%.  We believe the majority of our market share gains are coming from the next largest player whose declining share now stands at 37% as well as growth which we’ve driven and the physician’s office segment.

In Japan our rapid view influenza test commands a market leading 27% share.  Comparing the entire 2003-’04 flu season with the prior season, domestic sales of our influenza product increased nearly threefold while the global - on a global basis, sales increased approximately 47%.

Also during the quarter our new QuickVue influenza A+B test which aids in the differential diagnosis of acute influenza type A and B was granted a CLIA waiver from the U.S. Food and Drug Administration.  In Japan, we have begun the transition of this new test and in the U.S. this test will be a companion product to our currently marketed QuickVue influenza AB test and will be introduced later this year.

This new test is an important tool in our strategy to remain a leader in rapid influenza testing.  The Japanese point-of-care rapid testing market, particularly in the hospital and acute care segment, historically has been about $20 million.  In the U.S. this new test opens a new end user customer to us, namely the approximate $25 million acute care market segment.

Turning to Strep A, based on distributor out sales data, we believe there was an industry wide drop in the number of Strep A tests sold by manufacturers in the first quarter of 2004.  Our domestic sales of Strep A products were down about 37% on a year over year basis.  However, we believe we maintained our category leadership and our 43% market share at nearly three times that of the market’s next largest player.

Our domestic pregnancy test sales increased 12% during the quarter over the prior year.  In this more mature market, our share of the professional HCG market held steady at 50% which is more than twice the size of the next largest player.  In the aggregate, all other Quidel immunoassay point-of-care products performed consistent with our expectations.

Let me now update you on our IT litigation. As I’m sure you understand, what I can say on this subject is limited but I would like to inform you of the status and timing both in Europe and in the U.S.

Inverness filed a complaint against Quidel in Germany alleging that the company infringes two European patents held by Quidel - sorry, held by Inverness and its affiliates.  On March 16, Quidel’s German affiliate was represented by counsel at a hearing in (Duseldorf) to confirm that it will defend its position.

So far that is the extent of the formal proceedings.  The next step in the process will be for Quidel to provide a non-infringement defense to the court which we expect will occur within the next 90 to 120 days.

Separately, Quidel filed a complaint in the Southern District of California on February 20 against Inverness Medical and Applied Biotech alleging infringement of one of our key lateral flow product patents.  We also asked the court for declaratory relief that certain Inverness patents which the Inverness companies have asserted against other manufacturers are not infringed by Quidel and/or that they are invalid and unenforceable.

In response, Inverness has sued Quidel for infringement of some of these patents in Quidel’s complaint along with another.

We cannot speculate how long this legal action will take to resolve.  On May 17 there will be a claim construction hearing called a (markman) hearing to interpret Quidel’s (Isinger) patent and three of Inverness’s patents.

Following this hearing, each party is expected to bring a motion for preliminary injunction in which it will seek to enjoin one or more of the other company’s products from being marketed while the case is continuing.  These motions are currently scheduled for a hearing on July 12.

I’d like to re-emphasize that we are confident in the strength of our intellectual property and in our freedom to operate.  These actions are being taken very seriously by Quidel and our intention is to protect our base business from an increasingly aggressive competitor.  We have very strong legal teams in place both in the U.S. and in Europe.

Our domestic litigation counsel is (Irrell and Manilla) of Los Angeles and our patent counsel is (Townsend, Townsend, and Crew) in San Diego.  Both firms are leaders in their respective areas of practice and our lead litigator is (Morgan Chu) who is preeminent in his field.

Turning to our proprietary LTF technology platforms, we continue to drive the development of Strep A Rub and Read and the immunoassay platform.  The goals of the LTF technology are multiple including improved product performance, ease of use, and lower manufacturing cost.

As you may recall, our LTF development program consists of three platforms — chemistry, enzyme, and immunoassay.  Our LTF chemistry platform is the foundation for our currently marketed QuickVue Advance PH and amines test and its successor test which is under review at the U.S. FDA.

The LTF enzyme platform is the basis of our currently marketed QuickVue Advance (gardener relavaginalis) test.  It also is the platform on which our Strep A Rub and Read test has been undergoing development.

This most recent season’s product development field testing indicates that we have not yet achieved an acceptable level of clinical performance.  Thus we may not proceed to clinical trials with the Strep A Rub and Read product in 2004 as indicated earlier.

While we are continuing to address these technical challenges, we are also pursuing a parallel development path for the successful completion of a superior and easy to use point-of-care Strep A test on LTF.

Because of our depth of experience on the lateral flow immunoassay platform along with the design feasibility work to date on the LTF immunoassay platform, we remain confident in our ability to successfully deliver this LTF platform with the flexibility to support a broad array of (analytes).

We believe that the LTF immunoassay platform design will be completed this year as previously stated.  Once this is accomplished we can then anticipate delivering LTF immunoassay products to the market.

We have great enthusiasm and high expectations for the LTF platform and for its commercialization utility.  I am delighted to tell you that the value of our technology is increasingly being recognized by other companies as well.

We have talked for some time about progress with our strategy to out license the LTF technology and I’m pleased to share with you news that we are working under an exclusive cooperative agreement with a Fortune 500 company to develop a new product incorporating Quidel’s proprietary LTF technology.

This exclusive arrangement includes initial and milestone payments.  While operating under the cooperative agreement, both parties are in the process of finalizing a joint development agreement to take the product through clinical studies and regulatory approval.  We expect our partner to market the product over the counter under a royalty bearing supply arrangement with Quidel.

We also are engaged in a similar effort on another major product opportunity and are considering product family extensions that will provide for a robust product portfolio offering for multiple channels and markets.

We see this arrangement as a highly targeted expansion into new markets paving the way for building a pipeline of out licensed products consistent with our stated strategy and opening up new markets for Quidel’s technology based products.

Now I’ll turn the call over to Paul to review our financial results for the quarter. Paul?

Paul Landers:

Thanks Wayne.  Total revenues for the first quarter of 2004 were $19.7 million compared with total revenues of $24.4 million for the first quarter of 2003.  Let me focus on revenues for our three key product categories.

In the influenza market we posted an increase in sales of approximately 37% to $5.3 million in the United States.  This was more than offset by a decline of approximately 73% of $4.8 million in influenza test sales in Japan.  As a percentage of total sales, influenza revenue accounted for 37% of first quarter 2004 sales compared with 43% of sales in the first quarter of last year.

Strep A product sales for the first quarter were $3.8 million compared with $5.3 million from the comparable quarter last year.  As a percentage of total sales Strep A sales accounted for 20% of Q1 2004 sales compared with 22% of sales in the first quarter of last year.

Quidel continued to enjoy the market leading position in the professional pregnancy test market where sales increased 9% to $3.5 million and accounted for 18% of first quarter sales compared with 13% of sales in the first quarter of last year.

Shifting from revenues, I would like to overview gross margins, operating expenses, and net income.  Gross margin for the 2004 first quarter was 51% compared with gross margin of 54% for the first quarter of 2003.  The lower gross margin was due primarily to lower sales of our higher margin influenza test.

Operating expenses for the first quarter of 2004 decreased to $9.6 million compared with $10.3 million for the first quarter of 2003 due to the closure of our sales offices in Germany and Italy and other restructuring activities in 2003.  General and administrative expenses were higher largely due to the increased legal fees related to our IT litigation partly offset by decreased professional fees.

Net income for the first quarter of 2004 was $.3 million or 1 cent per share on a diluted basis compared with net income of $1.7 million or 6 cents per share on a diluted basis for the first quarter of 2003.

Turning to the balance sheet, cash and cash equivalents as of March 31, 2004 were $38.9 million — up from $25.6 million at December 31, 2003.  Working capital at quarter end was $55.4 million, up 12% from $49.5 million at year end 2003. Accounts receivable days outstanding were 60 days and the resulting quality and collectability remain high.

Inventory turns at 3.3 times decreased from 5.3 turns in the immediately preceding quarter due to lower sales volumes as mentioned earlier.  Capital expenditures during the first quarter were approximately $900,000.  We remain confident that our continued focus on achieving operational efficiencies will deliver improved balance sheet metrics going forward.

We are reaffirming our financial guidance as announced earlier this month.  We expect 2004 total revenues of $100 million to $105 million and 2004 earnings per share on a diluted basis of 23 cents to 25 cents.

This guidance assumes the 2004-2005 cold and flu season will reflect typical global product demand patterns.  We caution that the unpredictable severity and timing of the strep and flu 2004-2005 season worldwide could materially impact positively or negatively Quidel’s revenues and earnings for the quarter and for the year.

And now Wayne and I will be happy to take your questions. Operator?

Operator:

Ladies and gentlemen, if you wish to register for a question for today’s question and answer session, you will need to press Star followed by the number 1 on your telephone.  You will hear a prompt to acknowledge your request.

If your question has been answered and you wish to withdraw your polling request, you may do so by pressing the Star followed by the number 2.  If you are using a speakerphone, please pick up your handset before entering your request.  One moment please for the first question.

Your first question comes from Adam Chazan with Pacific Growth Equities. Please go ahead.

Adam Chazan:

Hey guys.  Thanks for taking my call.  Let’s just kind of jump into the news on the partnership here.  Can you talk a little bit about kind of what happened on the balance sheet with deferred revenues?  Were there any changes that were material?  When will we actually be able to get a formal identification as to who this party is and more detail on the scope of the project you guys are undertaking there?

Wayne Kay:	Yeah Adam, this is Wayne. Let me comment on a couple of the items and then let Paul speak of those financial accounting related issues as well.

We certainly recognized some of those revenues and I said Paul will comment on it. As I spoke, we have a definitive cooperative agreement. We are finalizing both parties right now a joint development agreement. And this JVA will have additional no doubt financial payments and milestones associated with it over time.

We’re not prepared to comment on that obviously with that not yet being culminated but we believe that’s a near future event that we are both hopeful of completing and reporting.

As we have those agreements in place Adam, we’ll do our best to provide additional color on exactly what we’re doing but I think it’s important to understand that the partners that we’re dealing with is particularly sensitive and we are strictly bound as you can appreciate to a confidentiality agreement with that party.

They are a Fortune 500 company.  They’ve got a proven ability to broadly market products in several channels and we believe make up an ideal first extension of our products into these new channels and markets which we intend to exploit.  But I think to comment any more would be difficult again given our confidential commitment.  I’m going to ask Paul to comment on the financial accounting.

Paul Landers:

Adam, this is Paul.  As of the first quarter, everything has still been saved on the balance sheet and there has been no material change since year end.  However as you can imagine with contract accounting, we believe with the future period cash receipts around milestone achievability that we will begin to recognize into the P&L revenues as we move forward this year.

Adam Chazan:	Okay.

Wayne Kay:

Adam, let me just add to kind of a peak to what we would expect going forward in this next phase from this joint development agreement.  It’s obviously too early at this point for us to forecast sales and a full P&L impact.

But presuming that we’re successful in our efforts to gain the regulatory clearance and if our marketing partner is further then successful in a launch of the product which we both are presuming, then we possibly expect to see revenues that will begin to show in late 2005 for the initial product.

And, you know, I just caution — there’s a lot of work still to be done.  We’re still analyzing the opportunity.  There are lots of things that still need to be determined such as the volumes and prices and the go to market strategy.  But based on our knowledge today we anticipate that we should have a meaningful contribution coming from this effort to the growth of the company looking forward.

Adam Chazan:	Okay. And just to add a little more clarity, I’m going to take a crack at it this another way. This is an LTF based product that you’re working on?

Wayne Kay:	Yes, the initial product is. And that’s the only one that we’re really commenting on at this point.

Adam Chazan:

Okay.  Which of the three I guess (analytes) or whatever you want to call it, chemistry, enzyme, or immuno would it be based on?  And does the difficulty of developing a Strep A product based on an enzyme translate into anything or does it pertain to anything with this particular agreement?

Wayne Kay:

That’s a great question.  Out of the three platforms, the chemistry, the enzyme, and the immunoassay we again - it’s based on a chemistry platform.  That’s the platform which we’ve had the greatest experience and success in not only development but consistent manufacturing of the product with as well.

So I think our clarity in seeing our way to the completion of a development path ahead of us has the highest level of our probability for success given that particular platform’s application.

Adam Chazan:	Great, I’ll jump back in the queue.

Wayne Kay:	Okay, thanks Adam.

Operator:	Your next question comes from Mark Smillie with Seidler.

Mark Smillie:	Good afternoon guys.

Wayne Kay:	Hi Mark. (Unintelligible).

Mark Smillie:

A quick question on just to follow up a little bit on the previous question.  In terms of the Strep A, the Rub and Read product, you mentioned that you were going to be late getting it to the clinic?  Is that correct as I heard it or was it you’re not expecting to get it until 2005 now?  Can you elaborate on that a little bit for me please?

Wayne Kay:

Yeah.  In our field performance we’re not achieving a level of sensitivity and specificity that we find acceptable in order to go to market with the current enzyme Rub and Read development.  We’re continuing to work on that but we also have launched a parallel path on another platform with an LTF in order to heighten our odds for success at having a superior, easy to use flu - sorry, strep A product in the market on LTF.

Mark Smillie:	So that’s using one of the other platforms, the chemistry or enzyme or I’m sorry, the other platform part of that?

Wayne Kay:	That’s correct. And so what we’re saying is that we had planned by this time, by the end of March, to be approaching a point at which we felt the initial field testing would give us that confirmation.

The clinical accuracy that we desire moving forward and because we’ve not yet achieved that we’re just cautioning that we may not be able to successfully complete those clinicals as originally planned.  But we may indeed succeed with that.  Nonetheless, we’re pursuing this parallel path to help ensure our odds for success as we go forward.

Mark Smillie:	So was this alternative path allow you to stay on track or would that necessitate a (unintelligible) of that?

Wayne Kay:

Yeah, this parallel path unfortunately doesn’t shorten the length.  It will add to the time to market if anything.  And so, you know, recognizing that any product development carries technical risk particularly those that are still in the R phase that are more discovery than development related, we feel it’s prudent to do this and that’s the path that we’ve committed to.

Mark Smillie:

Okay.  And then just a follow up question to the agreement you guys are working on.  Can you give us any indication as to whether it’s an environmental application or a healthcare application or some other type of application?

Wayne Kay:	Yeah, broadly let me just say it’s a healthcare.

Mark Smillie:	Okay.

Wayne Kay:	We’re staying within our own knitting than trying to branch out in this first extension into an area that’s beyond our areas of core competency.

Mark Smillie:	Okay, thanks.

Wayne Kay:	Thank you Mark.

Paul Landers:	Thanks Mark.

Operator:	Your next question comes from Al Kildani with SF Capital.

Wayne Kay:	Welcome Al.

Al Kildani:

Good afternoon.  I wonder if you could help me understand a little bit better exactly what was different in the Japanese market than what you were expecting.  I thought we were looking for a relatively subdued quarter out of Japan when we started the year.  And I was wondering what precisely was different in that market than from what you saw and what was different perhaps what you - in terms of what you heard from your distributor there?

Wayne Kay:

Yeah.  Let me tell you, it’s kind of three things that characterize soft, soft, soft.  And that’s what the Japanese ministry ended up determining as they characterize seasons normal, strong or mild.  They characterized it as a mild season.  And as I said in my remarks, it’s been the mildest season that we’ve seen in the three years that we’ve had the product in the market.  And let me give you a few of the specifics Al.

As you know, particularly as we see flu seasons, this is U.S. and Japan, typically we see a season that runs a kind duration of about a 10 to 12 week period.  The kind duration was short lived in Japan.  It was slow starting and it was quicker ending covering a time duration this season in the first quarter of about six weeks.

It further was not as intense and the peak that it reached in its season compared to the prior two seasons.  And it was approximately 60% of the strength of disease incidents as compared to the prior year’s season.

So 60% is kind of the bottom line summary of as compared to the prior year that really characterizes the short lived and mild season overall in Japan.

Mark Smillie:	Is it fair to say that in Japan and I guess in any market that for your forecasting purposes you essentially assume that it would be an average year as far as severity of the fly season?

Wayne Kay:	Yes. We expect that it would be an average season.

Mark Smillie:	Okay, that’s helpful. That’s all I have for now. Thank you.

Wayne Kay:	All right, thank you Mark.

Operator:

Once again ladies and gentlemen, as a reminder, to register for a question please press Star followed by the number 1 on your telephone keypad.  Your next question comes from Patrick Kent with Boston Company.

Patrick Kent:	Hi guys. I kind of tuned in a little late but I was just kind of curious, did you give any thoughts on the litigation expense in the quarter?

Wayne Kay:	Hi Patrick. I’m going to let Paul speak to you on that and yeah, we’d be happy to give you a little color on it.

Paul Landers:	Patrick, how are you? Good to talk to you today. For the first quarter we spent approximately $900,000. We still are confident that in the aggregate our total spending for the full 2004 year will be in line with previous guidance that we have, you know, given to the investment community.

Patrick Kent:	Thanks.

Wayne Kay:	Thank you.

Operator:	Your next question is a follow-up question from Al Kildani with SF Capital.

Al Kildani:

Thanks.  I apologize if I might have missed some comments in this area but can you remind us where you stand in the process of, you know, establishing some tighter inventory management programs with your distributors in the U.S?

And then also if you could comment on the nature of your - or characterize your ability or the relationship you have with your Japanese distributor in terms of what information they provide you with as to what’s going on in the market today and how accurate it ends up being in reality and when it comes to shipping product.

Wayne Kay:

Yeah, this is Wayne Al.  I’ll comment on the Japanese.  Paul manages our vendor managed inventory initiative in the U.S.  I’m going to let him comment on that first and then I’ll take up the second part of your question on Japan.

Paul Landers:	Al, this is Paul. As you know, in past quarters we have talked with respect to the formalization of a vendor managed inventory program with our largest U.S. distributor Cardinal Health.

And that has been a win/win situation for us and for Cardinal for the last number of quarters and has helped to drive down, you know, inventory levels to, you know, very manageable level based upon the season of the year and the product categories, you know, in the 55 Cardinal warehouses.

We are beginning to dialog with our other leading U.S. distributors with respect to this vendor managed inventory initiative.  And while we haven’t’ culminated a final deal with any one of them, I’m confident in the near term that I will be reporting that we will be rolling out this program with others.

Having said that, we do have meaningful, timely reporting from our other key domestic distributors with regard to channel inventory.  And that ability, you know, gives us the assurances that there is no major issues with clogging in the inventory channels, you know, throughout the distribution system in the United States.

Wayne Kay:

Al, to speak about Japan, our partner is (Sumi Soma) Biomedical in Japan for the flu product and (Sumi Tomo) Biomedical as a biomedical met surge product’s division of (Sumi Soma) Pharmaceutical — one of the strongest pharmaceutical companies throughout Japan.  Japan has a number of large distributor wholesalers that has many smaller regional distributors as well in their wholesaler network.

And they do not have kind of the ultimate extreme of this inventory visibility in a vendor managed inventory system like Paul referred to with Cardinal where we see real time buying individual products skewed in each of those 55 centers, exactly what the level of inventory is, and can watch at a screen as anything is pulled out of inventory and it ticks off out the door driven by customer demand.  But they do have an EDI paperless ordering information system that they have from these wholesalers in Japan to (Sumi Tomo).

We sit down at the beginning just prior to the opening of the season, typically in the early fall, for a semiannual review with (Sumi Tomo) management where they provide a full report and accounting of these issues going into a season and then we typically at the end of a season have a semi-annual review with their management reviewing those same exact issues.

And we are scheduled for later in May to do that semi annual review with the president of (Sumi Tomo) Biomedical and his top lieutenant in a visit here to San Diego.  So that’s the system and the method of communication that we use to keep informed.

Al Kildani:

Okay, that’s helpful as well.  If I could just lastly going back to the U.S. distributor network and establishing more vendor managed inventory programs with them.  Where is the bottleneck Paul?  Is it on the IT side with the distributors?  I’m just wondering, you know, why this isn’t proceeding more quickly.  Is it last, you know, is it not the high priority for those distributors?  How would you characterize why this isn’t happening sooner?

Paul Landers:

Well I think Al, first, you know, we’re ready and we have the ability to roll out that system, you know, probably within, you know, 60 to 90 days from the get-go and everything.  I think that when you really boil down what the root cause of the delay that is being generated, it’s from the integration of this system at the user end and, you know, making it their top priority as it is for us.

You know, they have some other, you know, issues that they’re working on with respect to, you know, IS issues or other priorities that just not - they have not risen it to the highest level that we deem is necessary.

Wayne Kay:	Yeah, another issue Al is this - the med surge distribution network throughout the United States is one that has really evolved particularly over the last several years through channel consolidation.

And a major roll out of sometimes large players acquiring larger - being required by larger players or in a lot of instances many smaller units being acquired by a group to become a large nationwide network and the enormous challenge to them of their own internal systems integration for their own information management capabilities are their top priorities.

Then at getting on with better inventory management capabilities through these kinds of continuous replenishment programs follows in the order of their priorities and the investments they are making.

You know, when you look at Cardinal, Cardinal as a wholesaler of pharmaceutical products in Dublin, Ohio has no vendor they likely do business with that they are not connected in a vendor managed inventory program with are we are speaking.

But in Chicago in the old allegiance Cardinal organization with whom we work for the hospital and physician office business, we were the 16th manufacturer out of thousands of vendors that they represent that they committed to such a VMI initiative with.

So I think it’s just an evolutionary thing that they will get there.  We are doing our best to make certain that we’re one of that first tier of companies that are selected whether it’s with Cardinal, (McKesson), PSS, or any of the other key players that we have which we try to move this process along.

Al Kildani:	Okay, thank you again.

Operator:	There are no further questions at this time. Please proceed with your presentation or any closing remarks.

Wayne Kay:

Thanks (Eric).  I’d like to close by thanking everyone and sharing our appreciation for your interest and your support of Quidel.  We work hard to continue to be the leader in the markets that we serve and we’re making important strides in leveraging the many opportunities available for LTF technology.

Operator:	Gentlemen? We have a question at this time from Adam Chazan with Pacific Growth Equities.

Wayne Kay:	Okay. Adam?

Adam Chazan:	I’m sorry there Wayne.

Wayne Kay:	Maybe you could do the wrap-up.

Adam Chazan:	No, just - we’ll follow up offline. Thank you.

Wayne Kay:	No, no — we can take it.

Adam Chazan:

All right.  I just wanted you to walk through the process of cycling the AB product and, you know, if there was any pre kind of training or anything else that used to be done, which distributor here favors the acute market, and then, you know, lastly is there a premium for that product.

Wayne Kay:

Okay, good questions so I’m glad you asked them.  There are two kind of separate strategies and approaches that we’re taking with the product given the strength in the United States and separately in Japan.

In Japan the Japanese market as they really launch this principally in the new flu season upcoming was reduced this as a new product position, but they will move to phasing out the existing AB combination product and in favor switching, converting all of their product offerings to the A+B product that offers differentiation.

Part of this is a strategy that’s driven by regulatory issues related to government support and reimbursement for which there is no premium paid whether you differentiate or don’t in an AB combination or an A+B separation.

So the Japanese will introduce this and over time during the next season we would expect to see a complete conversion and at parity pricing so what the product is offered to that market today given that the reimbursement is exactly the same.  What it will offer us a chance to do is to get into that hospital market that requires the A and B product differentiation for which most of the Japanese competitors have and (Semi Tomo) has not had until now.

In the U.S. it’s a little different.  In the U.S. the product is being offered as an extension to our product line.  It will not be the only product.  There will be both products in the market.  But we do expect it will by far be the preferred product, the A+B differentiation, for the acute care hospital market.

That is what if you’ll recall from (Beckton Dickinson)’s long stay in this market of more than ten years, they’ve had a moderately complex CLIA kit that is A+B separation.  So laboratories like set, they desire that additional information and the market can and will afford in the elasticity of pricing a premium to be realized for that product.

So we will launch that product as we enter the next season at a 45% price premium over the existing AB product.  Our AB product has an average selling price in the United States to distribution of $9.95.  And the new A+B product will be marked at $14.50.  So does that help you with the questions?

Adam Chazan:	Yes it does. Thank you very much.

Wayne Kay:	Okay. Operator, any other questions?

Operator:	Yes sir. Your final question comes from Richard Wohlstadter with the Decathlon.

Wayne Kay:	Okay.

Richard Wohlstadter:	Oh wow. I had a question. The partnership that you talked about with a Fortune 500 company — are revenues from that partnership included in the guidance that you’re giving of 23 to 25 cents a share?

Wayne Kay:	I’ll let Paul speak to that Richard.

Paul Landers:	Great question. We have in the guidance provided - hello?

Richard Wohlstadter:	That’s not me. I don’t know who that is.

Paul Landers:

Okay, sorry about that.  But in the guidance provided of $100 million to $105 million in the associated EPS impact of those revenues, we have built in the profit associated with the milestone structure and the impact of the $1.5 million of payments that we have received.

Richard Wohlstadter:	Okay, fair enough.

Wayne Kay:	Okay. Operator, do you think we’re done now?

Operator:	Yes sir. You may proceed with your closing comments.

Wayne Kay:	Okay. Just in addition to what I said in thanking you all, we’ll look forward to reporting our progress for the next quarter and beyond and again thank you for participating in today’s call.

Operator:	Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your lines.

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